EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (Form S-3) of Real Goods Solar, Inc. of our report dated April 2, 2018, relating to the consolidated financial statements of Real Goods Solar, Inc. which report appears in the Form 10-K of Real Goods Solar, Inc. for the year ended December  31, 2017 (and expresses an unqualified opinion and includes an explanatory paragraph relating to going concern uncertainty), and to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Moss Adams LLP

Denver, Colorado

April 26, 2018